Exhibit 99.1

MiMedx Announces that its Second Quarter Revenue Exceeds the Guidance Range

Q2 2017 Revenue of $76.4 Million is 33% Increase Over Q2 2016

MARIETTA, Ga., July 13, 2017 /PRNewswire/ -- MiMedx Group, Inc. (NASDAQ: MDXG), the leading biopharmaceutical company developing and marketing regenerative and therapeutic biologics utilizing human placental tissue allografts with patent-protected processes for multiple sectors of healthcare, announced today its revenue results for the second quarter of 2017.

Second Quarter 2017 Revenue Highlights

•	Q2 2017 Revenue of $76.4 Million exceeds MiMedx guidance range of $73.5 to $75.0 Million

•	Q2 2017 Revenue grew 33% over Q2 2016 revenue

•	First Six Months of 2017 Revenue grew 35% over First Six Months of 2016

The Company recorded record revenue for the 2017 second quarter of $76.4 million, a $19.1 million or 33% increase over 2016 second quarter revenue of $57.3 million. Revenue for the six months ended June 30, 2017 was $149 million, a $38.3 million or 35% increase over revenue for the six months ended June 30, 2016 of $110.7 million.

Parker H. "Pete" Petit, Chairman and CEO stated, "We are very pleased with our second quarter revenue performance. It is always gratifying when we exceed the top end of our guidance and outperform our forecasts. Our revenue performance for the second quarter marks 26 consecutive quarters of sequential revenue growth and 25 of the last 26 quarters of meeting or exceeding our revenue guidance. As with our first quarter results, the second quarter is also expected to demonstrate very strong year-over-year operating cash flow performance compared to the second quarter of last year.  We were very confident that our new sales management system would be a key asset and facilitator of strong revenue growth, and we are pleased with its positive impact on our sales productivity since its implementation in early 2016. The corresponding informatics and organizational structure investments made at that time are delivering results as planned.  We are optimistic about the continuation of our robust revenue growth."

Bill Taylor, President and COO, said, "Our second quarter revenue performance was especially gratifying in light of the tedious and time-consuming tasks that our sales force undertook to ensure the wind-down of our contract with AvKARE was seamless for our federal accounts and their patients. We are in a very good position in terms of year-to-date revenue performance as we move into the third quarter, which is typically one of our strongest quarters of the year. We had very solid revenue performance during the second quarter, and we are building momentum for a strong showing in the second half of the year and the delivery of a robust year overall. In addition to the fact that the AvKARE conversion is now behind us, there are several other catalysts expected in the second half of this year, such as the publication  of our Venous Leg Ulcer (VLU) and Diabetic Foot Ulcer (DFU) studies and the Plantar Fasciitis Phase IIb study interim data results. These catalysts should provide further fuel to our rising momentum."

Dates for Release of Second Quarter 2017 Results and Live Broadcast of Conference Call

The Company also announced today that it plans to release its full results for the second quarter ended June 30, 2017, before the opening of the market on Thursday, July 27, 2017. The Company also announced that it will provide revenue guidance for the third quarter of 2017 in that quarterly earnings release.

MiMedx will host a live broadcast of its first quarter conference call on Thursday, July 27, 2017 at 10:30 a.m. eastern time.  A listen-only simulcast of the MiMedx conference call will be available online at the Company's website at www.mimedx.com.  A 30-day online replay will be available approximately one hour following the conclusion of the live broadcast.  The replay can also be found on the Company's website at www.mimedx.com.

About MiMedx

MiMedx® is a biopharmaceutical company developing and marketing regenerative biologics utilizing human placental tissue allografts with patent-protected processes for multiple sectors of healthcare. "Innovations in Regenerative Medicine" is the framework behind our mission to give physicians products and tissues to help the body heal itself.  We process the human placental tissue utilizing our proprietary PURION® Process among other processes, to produce safe and effective allografts. MiMedx proprietary processing methodology employs aseptic processing techniques in addition to terminal sterilization.  MiMedx is the leading supplier of placental tissue, having supplied over 900,000 allografts to date for application in the Wound Care, Burn, Surgical, Orthopedic, Spine, Sports Medicine, Ophthalmic and Dental sectors of healthcare. For additional information, please visit www.mimedx.com.

Safe Harbor Statement

This press release includes statements that look forward in time or that express management's beliefs, expectations or hopes.  Such statements are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, the Company's financial expectations for the year, preliminary revenues for the second quarter of 2017,  that the new sales management system and informatics and organizational structure investments are having a positive impact on sales productivity, that certain catalysts should provide fuel to the rising Company momentum, and that the second quarter financial results are expected to demonstrate strong year over year operating cash flow performance.  Among the risks and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements include that the Company's actual second quarter of 2017 final revenue number may differ from the preliminary number; that the Company's revenue may not grow as expected or may decline; even if revenue is achieved, the Company may not be able to achieve its projected earnings and profitability metrics; the Company may face challenges in quarters other than the second quarter that impact its performance; the sales management system and informatics and organizational structure investments may not continue to have a positive impact on sales productivity or may have a negative effect in the future; expected catalysts to momentum such as publication of certain clinical studies and interim results, and the elimination of the time-consuming tasks related to the AvKARE contract wind down may not have the expected impact; and the risk factors detailed from time to time in the Company's periodic Securities and Exchange Commission filings, including, without limitation, its 10-K filing for the fiscal year ended December 31, 2016 and its most recent 10Q filing.  By making these forward-looking statements, the Company does not undertake to update them in any manner except as may be required by the Company's disclosure obligations in filings it makes with the Securities and Exchange Commission under the federal securities laws.